Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion of our reports in the Registration Statement (Form S-4) of Flex Pharma, Inc. as well as in the related proxy statements/prospectus/information statement, which is expected to be filed with the U.S. Securities and Exchange Commission on March 25, 2019. The specific reports subject to this consent are dated as follows:

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March 25, 2019, with respect to the audit of the balance sheets of Salarius Pharmaceuticals, LLC as of December 31, 2018 and December 31, 2017, and the related statements of operations, changes in members’ deficit and cash flows for the years ended December 31, 2018 and 2017.

We also consent to the reference to our firm under the caption “Experts” in its Registration Statement (Form S-4) and related proxy statement/prospectus/information statement.

/s/ WEAVER AND TIDWELL, L.L.P.

WEAVER AND TIDWELL, L.L.P.